SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2006

CAPITAL TRUST, INC.

(Exact Name of Registrant as specified in its charter)

Maryland	1-14788	94-6181186
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

410 Park Avenue, 14th Floor, New York, NY 10022

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (212) 655-0220

     N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On February 15, 2006, Capital Trust, Inc. (the “Company”) and its wholly-owned subsidiary, CT BSI Funding Corp. (“CT BSI”), entered into the Amended and Restated Master Repurchase Agreement with Bear, Stearns International Limited (“BSIL”) (the “BSIL Repurchase Agreement”). The BSIL Repurchase Agreement amends and restates the Master Repurchase Agreement, dated December 22, 2005, by and among the Company, CT BSI and BSIL. On February 15, 2006, the Company also entered into the Amended and Restated Master Repurchase Agreement with Bear, Stearns Funding, Inc. (“Bear”) (the “Bear Repurchase Agreement” and, together with the BSIL Repurchase Agreement, the “Repurchase Agreements”). The Bear Repurchase Agreement amends and restates the Master Repurchase Agreement, dated August 16, 2005, by and among the Company, CT BSI and Bear.

Pursuant to the BSIL Repurchase Agreement, the maximum aggregate purchase price is $200 million less the aggregate amount owed to Bear under the Bear Repurchase Agreement. Pursuant to the Bear Repurchase Agreement, the maximum aggregate purchase price is $200 million less the aggregate amount owed to BSIL under the BSIL Repurchase Agreement. The Repurchase Agreements expire on August 15, 2008, although both may terminate prior to such date in accordance with their respective provisions. Subject to the terms and conditions thereof, the Repurchase Agreements provide for the purchase, sale and repurchase of, inter alia, commercial mortgage loans, commercial mezzanine loans, B-notes and commercial mortgage-backed securities and bears interest at varying rates over LIBOR based upon the type of asset included in the repurchase obligation. The foregoing description is qualified in its entirety by reference to the Repurchase Agreements, which will be attached as exhibits to the Company's Annual Report on Form 10-K for the year ended December 31, 2005 which the Company intends to file in March 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITAL TRUST, INC.

By: /s/ Geoffrey G. Jervis
Name: Geoffrey G. Jervis
Title: Chief Financial Officer

Date: February 22, 2006